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EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Shelf Registration Statement on Form S-3 and related Prospectus for the registration of $2.5 billion of its common stock, debt securities and preferred stock and to the incorporation by reference therein of our report dated January 30, 1998, except for note 20, as to which the date is February 24, 1998, with respect to the consolidated financial statements and to the incorporation by reference therein of our report dated January 30, 1998 with respect to the financial statement schedule of Federal-Mogul Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1997, and to the incorporation by reference therein of our report dated October 1, 1998, with respect to the combined financial statements of the Cooper Automotive and Moog Automotive Divisions of Cooper Industries, Inc. as of December 31, 1997 and 1996 and for the three years then ended, included in Federal-Mogul Corporation's Form 8-K/A dated November 24, 1998, and the incorporation by reference therein of our report dated February 13, 1998, with respect to the financial statements of the Operating Business of Fel-Pro Group included in the Federal-Mogul Corporation's Form 8-K/A dated April 7, 1998, and the incorporation by reference therein of our report dated February 13, 1998, with respect to the financial statements of the Operating Business of Felt Products Mfg. Co. and subsidiaries included in Federal-Mogul Corporation's Form 8-K dated April 17, 1998, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

March 18, 1999
Detroit, Michigan